Exhibit 23.1

    Consent of Independent Certified Public Accountants


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      Consent of Independent Certified Public Accounts

  Avitar, Inc.
  Canton, MA

  We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements filed on Forms S-3 and S-8 of our report dated December 5, 2000, relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2000.

  Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.



  /s/ BDO Seidman, LLP

  Boston, MA
  January 12, 2001